Exhibit 99.1

[Apogent Logo Appears Here]

NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:    Adam Taich

                  Director of Investor Relations

Phone:       (603) 334-1415

(For Immediate Release)

APOGENT ANNOUNCES OFFERING OF FLOATING RATE

SENIOR CONVERTIBLE DEBT SECURITIES (CODES)

PORTSMOUTH, NH (December 11, 2003): — Apogent Technologies Inc. announced today that it plans to offer privately up to $300 million principal amount of floating rate senior convertible debt securities due 2033. Apogent also plans to grant to the initial purchasers of such securities an option to purchase up to an additional $45 million principal amount of such securities.

Apogent intends to use up to approximately $72 million of the net proceeds from any such offering to repurchase its common shares concurrently with the offering of the convertible securities. Apogent intends to use the remaining net proceeds to pay down a portion of the amounts currently outstanding under its revolving credit facility and for general corporate purposes.

The securities will be convertible into shares of Apogent’s common stock upon the occurrence of specified events. The offering will be made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended.

The senior convertible debt securities and the common stock issuable upon conversion of such securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.